EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT




To the Board of Directors
of The CIT Group Holdings, Inc.:

We consent to incorporation by reference in Registration Statements No. 33-50666, No. 33-58418, No. 33-52685 and No. 33-85224 on Form S-3 of The CIT
Group Holdings, Inc. of our report dated January 17, 1995, relating to the consolidated balance sheets of The CIT Group Holdings, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 Annual Report on Form 10-K of The CIT Group Holdings, Inc. Our report on the consolidated financial statements refers to a change in the method of accounting for postretirement benefits other than pensions in 1993.


                                                    KPMG PEAT MARWICK LLP

Short Hills, New Jersey
March 13, 1995